UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010

Apple REIT Seven, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-52585	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Seven, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 and Item 9.01 of Form 8-K.

Item 8.01. Other Events.

                    The Board of Directors of the Company approved an amendment of the Company’s Unit Redemption Program to change the purchase price for Units redeemed to the lesser of (a) $11 or (b) 100% of the purchase price per Unit that a shareholder actually paid for the Units being redeemed, following the first three years such Units are held by the shareholder. This amendment supersedes the amendment made by the Board of Directors on October 7, 2010 which reduced the purchase price for Units redeemed to 92% of the purchase price per Unit. After further consideration, the Board of Directors concluded that after a shareholder has held their Units for three years, the shareholder may redeem their Units for a purchase price equal to the lesser of (a) $11 per Unit or (b) the purchase price paid per Unit for the Units to be redeemed. This is the same method for determining the redemption price as existed under the Unit Redemption Program as originally adopted.

          As part of this decision, the Company does plan to limit the maximum number of Units that may be redeemed during any 12 month period to three percent (3%) of the weighted average of outstanding Units for the 12 month period prior to any redemption, although the program allows for up to five percent (5%). By limiting the redemptions to 3% of the weighted average of outstanding Units, the Company may make distributions on a pro rata basis as outlined in the program. To date the Company has paid on a quarterly basis all redemption requests received during the quarter.

                    The entire revised Unit Redemption Program description is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Apple REIT Seven, Inc. Revised Unit Redemption Program.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, President

November 5, 2010